EXHIBIT 4.2

BOSTON EDISON COMPANY

VOTES OF THE BOARD OF DIRECTORS
AT THE OCTOBER 8, 2002 MEETING

VOTED:
That, pursuant to votes adopted by this Corporation on February 14, 2001, Boston Edison Company (“the Company”) is hereby authorized to issue and sell up to $500,000,000 aggregate principal amount of unsecured debentures (the “Debentures”) to be issued under and in accordance with the provisions of the Indenture dated as of September 1, 1988, between the Company and The Bank of New York (formerly Bank of Montreal Trust Company), as trustee (the “Indenture Trustee”), as amended and supplemented as of the date hereof (the “Indenture”).

VOTED:
That the Debentures be established as one or more series of securities in accordance with and pursuant to the Indenture and that the President, any Senior Vice President or any Assistant Treasurer (the “Authorized Officers”), be, and each acting singly is, hereby authorized, in the name and on behalf of the Company, to fix the terms of the offer and sale of the Debentures, which may differ for each series, including, but not limited to, the maturity and interest rate, or interest rate formula, the interest payment dates, price to the underwriters and the public and redemption provisions, if any, subject to the following limitations:

Maturity Date:	not to exceed 10 years from the date of issue
Effective Fixed Interest Rate:	an all in effective rate to the Company not to exceed 5.75% per annum
Interest Rate Formula:	not to exceed a spread of 100 basis points over LIBOR or a similar index, and at no time to exceed an effective interest rate of 20% per annum

VOTED:
That the forms of the Debentures presented to the Directors at this meeting are hereby established, adopted and approved with such changes, insertions and omissions as are required or permitted by the Indenture and these votes, and that such forms shall be filed with the minutes of this meeting; and that the Authorized Officers be, and each of them acting singly is, hereby authorized to complete the forms of Debentures as provided for in these votes, the completion of such Debentures to be conclusive evidence that the same has been approved by the Directors of the Company.

VOTED:
That the form of Underwriting Agreement presented to the Directors at this meeting relating to the Debentures is hereby approved and that the Authorized Officers be, and each acting singly is, hereby authorized, in the name and on behalf of the Company, to execute and deliver a Underwriting Agreement with one or more investment bankers, including Banc One Capital Markets, Inc., Credit Suisse First Boston, and Salomon Smith Barney Inc., relating to the Debentures with such changes, insertions and omissions as the officer or officers executing the same may approve, such execution and delivery to be conclusive evidence of the authorization and approval thereof by the Directors of the Company.

VOTED:
That The Bank of New York, the Indenture Trustee, is hereby also designated as the transfer agent, registrar and paying agent for the Debentures (the “Agent”) and that the Indenture Trustee and the Agent shall be entitled to the estate, powers, rights, authorities, benefits, privileges and immunities set forth in the Indenture; and that such resolutions, if any, as are customarily requested by the Indenture Trustee and the Agent with respect to its authority are hereby adopted and shall be filed with the minutes of this meeting.

VOTED:
That the Authorized Officers be, and each of them is, hereby authorized to file with the Indenture Trustee a certificate or certificates setting forth the forms and terms of the Debentures as established by and pursuant to these votes and the written order for the certification and delivery to the purchasers at the time and in the manner specified in the Underwriting Agreement for the Debentures; and that the officers of the Company be, and each of them acting singly is, hereby authorized to take such further action and execute such certificates, instruments and other documents as in the judgment of such officers or officer will comply with the provisions of the Indenture and the Underwriting Agreement and to issue and deliver the Debentures in accordance therewith.

VOTED:
That the Authorized Officers of the Company are, and each acting singly is, hereby authorized to execute and deliver such other documents and take such further actions in the name of the Company as the officers or officer so acting shall deem advisable to implement the foregoing votes, such execution and delivery or the taking of any action to be conclusive evidence of its authorization by the Company.

/s/ DOUGLAS S. HORAN
Douglas S. Horan

/s/ JAMES J. JUDGE
James J. Judge

/s/ THOMAS J. MAY
Thomas J. May